Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Fourth Quarter and Year-End 2014 Results

OKLAHOMA CITY (February 25, 2015) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport” or the “Company”) today reported financial and operational results for the quarter and year ended December 31, 2014 and provided an update on its 2015 activities. Key information is as follows:

•	Full-year 2014 production totaled 87.7 Bcfe, or 240.3 MMcfepd, in 2014, as compared to 24.7 Bcfe, or 67.7 MMcfepd, in 2013, representing an increase of 255% year-over-year.

•	Fourth quarter 2014 production totaled 35.1 Bcfe, or 381.9 MMcfepd, in the fourth quarter of 2014, as compared to 9.2 Bcfe, or 100.0 MMcfepd, in the fourth quarter of 2013, representing an increase of 282% quarter-over-quarter.

•	Net income of $110.1 million, or $1.28 per diluted share, in the fourth quarter of 2014.

•	Adjusted net income (as defined below) of $10.7 million, or $0.12 per diluted share, in the fourth quarter of 2014.

•	Gulfport spud 85 gross (67.2 net) wells and turned-to-sales 63 gross (47.4 net) wells in the Utica during 2014.

•	Forecasted 2015 full-year production estimated to be 432 to 480 MMcfepd and 2015 E&P capital expenditures budgeted to be $545 to $595 million, with 96% allocated to activities in the Utica Shale.

Michael G. Moore, Chief Executive Officer and President, commented, “2014 was a transformational year for Gulfport and I am proud of the accomplishments of each member of the Gulfport team. Gulfport achieved triple digit growth in production with full-year production increasing 255% over 2013, predominately driven by our best-in-class well performance in the Utica Shale. Our continued focus on optimizing well performance and reducing costs through operating efficiencies has led to further improvements as we develop this highly economic play. As we enter 2015, these improvements are critical to our 2015 planned activity levels in this lower commodity price environment.”

“Gulfport is pleased to announce our 2015 capital budget, with estimated production growth of approximately 80% to 100% over 2014 while also maintaining our strong balance sheet. We are confident in our ability to achieve this despite a significant decrease in year-over-year spending, which we believe to be prudent in the current commodity price environment. In the Utica, we have a high quality asset with a low cost structure that provides some of the best returns in the United States, even at today’s pricing levels. Our superior firm agreements provide pricing of approximately 90% of our expected Utica gas volumes to premium markets. We also have a robust hedging program that has locked in a significant portion of expected cash flows during 2015. We believe our operating cash flow plus strong liquidity position entering the year will allow us to fully fund our 2015 program. Despite the commodity price backdrop, Gulfport is well positioned to deliver peer-leading returns while maintaining a strong balance sheet as we continue the development of our Utica Shale position in 2015.”

Financial Results

For the fourth quarter of 2014, Gulfport reported net income of $110.1 million on oil and natural gas revenues of $268.0 million, or $1.28 per diluted share. For the fourth quarter of 2014, EBITDA (as defined below) was $270.2 million and cash flow from operating activities before changes in working capital was $118.6 million.

For full year 2014, Gulfport reported net income of $247.4 million on oil and gas revenues of $670.8 million, or $2.88 per diluted share. For 2014, EBITDA was $690.9 million and cash flow from operating activities before changes in working capital was $386.7 million.

Gulfport’s 2014 fourth quarter financial results include an aggregate non-cash gain of $98.1 million due to hedge ineffectiveness. Excluding the impact of the hedge ineffectiveness, oil and natural gas revenues for the fourth quarter of 2014 would have been $169.9 million. Gulfport’s 2014 fourth quarter financial results also include an aggregate loss of $9.6 million in connection with Gulfport’s equity interest in Diamondback Energy, Inc. (“Diamondback”), a NASDAQ Global Select Market listed company, which Gulfport monetized in the fourth quarter of 2014. In addition, Gulfport’s 2014 fourth quarter financial results include an aggregate gain of $84.5 million in connection with the Company’s contribution of certain equity investments to Mammoth Energy Partners LP (“Mammoth”) and an aggregate loss of $12.1 million in connection with the impairment of certain of the Company’s Thailand assets. Associated with this adjusted taxable income was $6.4 million of income tax expense. Excluding the effects of these items, adjusted net income for the fourth quarter of 2014 would have been $10.7 million, or $0.12 per diluted share.

Production

For the fourth quarter of 2014, Gulfport’s production mix was approximately 74% natural gas and 26% oil and natural gas liquids (“NGLs”). For fourth quarter 2014, Gulfport recorded net production of 26,127,331 Mcf of natural gas, 676,118 barrels of oil and 34,646,345 gallons of (NGL, or 35,133,517 Mcfe.

Gulfport’s 2014 fourth quarter realized prices include an aggregate non-cash gain of $98.1 million due to hedge ineffectiveness. Before the impact of derivatives, realized prices for the fourth quarter of 2014, including transportation costs, were $67.48 per barrel of oil, $3.37 per Mcf of natural gas and $0.87 per gallon of NGL, for a total equivalent of $4.66 per Mcfe. Before the impact of derivatives, realized prices for the full-year 2014, including transportation costs, were $89.88 per barrel of oil, $3.81 per Mcf of natural gas and $1.09 per gallon of NGL, for a total equivalent of $6.40 per Mcfe.

Gulfport’s full-year 2014 natural gas realized price before the impact of derivatives of $3.81 per Mcf represents a price realization of approximately 86% of the NYMEX gas settlement prices for the full-year 2014.

GULFPORT ENERGY CORPORATION

PRODUCTION SCHEDULE

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Production Volumes:	2014	2013	2014	2013

Oil (MBbls)	676.1	674.5	2,683.8	2,316.8
Natural gas (MMcf)	26,127.3	4,175.1	59,318.0	8,891.2
NGL (MGal)	34,646.3	6,851.3	86,092.1	13,416.5
Gas equivalent (MMcfe)	35,133.5	9,200.9	87,719.4	24,708.8
Gas equivalent (Mcfe per day)	381,866	100,010	240,327	67,695

Average Realized Prices
(before the impact of derivatives):

Oil (per Bbl)	$67.48	$96.35	$89.88	$104.50
Natural gas (per Mcf)	$3.37	$3.45	$3.81	$3.73
NGL (per Gal)	$0.87	$1.35	$1.09	$1.27
Gas equivalent (per Mcfe)	$4.66	$9.64	$6.40	$11.83

Average Realized Prices:
(including cash-settlement of derivatives and excluding non-cash hedge ineffectiveness):

Oil (per Bbl)	$72.39	$90.70	$90.01	$99.20
Natural gas (per Mcf)	$3.48	$3.54	$3.61	$3.77
NGL (per Gal)	$0.87	$1.35	$1.09	$1.27
Gas equivalent (per Mcfe)	$4.84	$9.26	$6.27	$11.35

Average Realized Prices:

Oil (per Bbl)	$70.59	$84.62	$92.18	$96.74
Natural gas (per Mcf)	$7.28	$0.48	$5.55	$2.36
NGL (per Gal)	$0.87	$1.35	$1.09	$1.27
Gas equivalent (per Mcfe)	$7.63	$7.43	$7.65	$10.61

Subsequent to the fourth quarter of 2014, net production for the month of January 2015 averaged approximately 376.2 MMcfepd. For the period February 1, 2015 through February 24, 2015, production averaged approximately 395.1 Mcfepd. Gulfport’s January and February 2015 production has been adversely impacted by downtime as a result of winter weather conditions. Gulfport currently estimates that first quarter 2015 production will range from 378 MMcfepd to 390 MMcfepd.

Derivatives

Gulfport continues to hedge a significant portion of its expected production to lock in prices and returns that provide certainty of cash flow to execute on its capital plans. “The addition of hedges to our portfolio has increased our total hedged amount during 2015, locking in approximately 60% of our anticipated 2015 natural gas production at an attractive NYMEX price of $4.03 per MMBtu,” explained Mr. Moore. The table below sets forth the Company’s hedging positions as of February 24, 2015.

GULFPORT ENERGY CORPORATION

COMMODITY DERIVATIVES - HEDGE POSITION AS OF FEBRUARY 24, 2015

(Unaudited)

	1Q2015	2Q2015	3Q2015	4Q2015
Natural gas (NYMEX):
Swap contracts
Volume (BBtupd)	191	198	227	263
Price ($ per MMbtu)	$4.12	$4.05	$4.02	$3.96

Oil (LLS):
Swap contracts
Volume (Bblpd)	344	1,000	1,000	1,000
Price ($ per Bbl)	$62.25	$62.25	$62.25	$62.25

Michcon Basis:
Basis Swap Contract
Volume (BBtupd)	14	40	40	40
Differential ($ per MMBtu)	$0.02	$0.02	$0.02	$0.02

	2015	2016	2017	2018
Natural gas (NYMEX):
Swap contracts
Volume (BBtupd)	220	198	111	30
Price ($ per MMbtu)	$4.03	$3.77	$3.59	$3.40

Oil (LLS):
Swap contracts
Volume (Bblpd)	838	497	—	—
Price ($ per Bbl)	$62.25	$62.25	$—	$—

Michcon Basis:
Basis Swap Contract
Volume (BBtupd)	34	40	—	—
Differential ($ per MMBtu)	$0.02	$0.02	$—	$—

Year-End 2014 Financial Position and Liquidity

The Bank of Nova Scotia, as Sole Lead Arranger and Administrative Agent of our credit facility, as part of the regular Spring 2015 borrowing base redetermination process, will be recommending to the lending syndicate an increase of the borrowing base from $450 million to $575 million. We expect final approval and implementation of the borrowing base increase to be completed within the next 30 to 45 days by the lending syndicate. On December 31, 2014, the Company had $100 million outstanding under the revolving credit facility and $43.6 million in letters of credit had been issued, leaving $306.4 million of availability. Pro forma for the proposed increase to the Company’s borrowing base, the Company would have had $431.4 million of availability under its revolving credit facility. In addition, at December 31, 2014, the Company had cash on hand of approximately $142.3 million.

Operational Update and 2015 Outlook

Utica Shale

In the Utica Shale, Gulfport spud 85 gross (67.2 net) wells and turned-to-sales 63 gross (47.4 net) wells during 2014. During the fourth quarter, net production from Gulfport’s Utica acreage averaged approximately 353.4 MMcfepd, an increase of 450% over the fourth quarter of 2013. “Our Utica Shale production for the fourth quarter of 2014 increased 55% sequentially over the third quarter of 2014, driven by the strong well performance of the 22 gross wells that were turned-to-sales during the quarter. We continue to be pleased with the results of our managed pressure program, and during the fourth quarter of 2014 we turned-to-sales our first four well pad in the dry gas phase window of play under the program. While we continue to monitor the data, the wells are performing in line with expectations,” stated Mr. Moore.

At present, Gulfport has four operated horizontal rigs drilling in the play but plans to release one of these rigs by the end of the first quarter. During 2015, Gulfport has budgeted $400 million to $430 million to drill approximately 46 to 52 gross (28 to 32 net) horizontal wells and turn-to-sales 49 to 53 gross (42 to 46 net) horizontal wells in the Utica. In addition, Gulfport anticipates spending $125 million to $140 million on non-operated activities taking place on its acreage by other operators who plan to drill approximately 11 to 16 gross (4 to 6 net) horizontal wells and turn-to-sales 50 to 64 gross (7 to 9 net) horizontal wells. Mr. Moore commented, “During 2015, we currently expect all Utica Shale drilling activities to take place in the wet gas and dry gas phase windows, the highest rate of return areas of the play. We continue to see improvements on the ground and as a result of operating efficiencies and the service cost reductions we have received to date, we currently expect approximately 15% lower well costs during 2015.”

Today, the Company currently has approximately 188,000 gross (184,000 net) acres under lease in the Utica Shale.

Canadian Oil Sands

In the Canadian Oil Sands, Grizzly produced approximately 1,400 barrels of bitumen per day at its Algar Lake SAGD project during the fourth quarter of 2014. Production during the fourth quarter was lower than anticipated due to a steam plant turnaround requiring more time than expected. Grizzly anticipates the first phase of this facility to reach its peak production potential of approximately 6,000 barrels of bitumen per day in the fourth quarter of 2015.

Southern Louisiana

At its West Cote Blanche Bay and Hackberry fields, Gulfport spud 45 wells during 2014, completing 37 wells as productive with three waiting on recompletion at the end of the year. Five wells were nonproductive. In addition, Gulfport performed 161 recompletions at the fields. During the fourth quarter, net production at the fields totaled approximately 4,559 Boepd.

During 2015, Gulfport has budgeted $20 million to $25 million for maintenance capital expenditures and recompletions at the fields.

2015 Capital Budget and Production Guidance

Gulfport estimates capital E&P expenditures to be in the range of $545 million to $595 million, with approximately 96% allocated to its activity in the Utica Shale. Additionally, Gulfport anticipates spending approximately $85 million to $95 million on leasehold acquisitions in the Utica Shale during 2015, with its efforts primarily focused on bolt-on acquisitions to existing units included in its long-term development plans. “We are focused on preserving our strong balance sheet metrics and intend to fund our 2015 activities from within cash flow and current sources of liquidity. To do so, we intend to allocate capital predominantly to drilling and completion activity in the wet and dry gas windows of the Utica Shale while limiting leasehold acquisition, non-operated activity and non-core asset spending,” stated Mr. Moore.

The Company estimates that 2015 average daily production will be in the range of 432 MMcfe per day to 480 MMcfe per day, an increase of 80% to 100% over its 2014 average daily production. Production is expected to be 75% to 85% natural gas. Mr. Moore commented, “The goal is simple – deliver attractive returns in today’s commodity price environment and exit the year with strong fourth quarter 2015 results as compared to fourth quarter 2014, while protecting balance sheet strength and preserving financial flexibility.”

Gulfport estimates that its realized natural gas price, before the effect of hedges and inclusive of the Company’s firm transportation expense, will be approximately $0.52 to $0.58 per MMBtu below NYMEX settlement prices in 2015. Before the effect of hedges, the Company estimates that its 2015 realized NGL price will be 45% to 50% of WTI and its 2015 realized oil price will be approximately $10.00 per barrel below WTI.

The table below summarizes the Company’s full-year 2015 guidance:

GULFPORT ENERGY CORPORATION

COMPANY GUIDANCE

	Year Ending 12/31/2015
	Low	High
Forecasted Production
Average Daily Gas Equivalent (Mmcfepd)	432	480
% Gas	75%	85%
% Liquids	25%	15%

Forecasted Realizations (before the effects of hedges)
Natural Gas (Differential to NYMEX) - $/MMBtu	$(0.52)	$(0.58)
NGL (% of NYMEX WTI)	50%	45%
Oil (Differential to NYMEX WTI) - $/Bbl	($10.00)

Projected Cash Operating Costs
Lease Operating Expense - $/Mcfe	$0.38	$0.32
Midstream Processing and Marketing - $/Mcfe	$0.82	$0.77
Production Taxes - % of Revenue	3.5%	3%
General and Administrative - $MM	$52	$56

Depreciation, Depletion and Amortization - $/Mcfe	$2.50	$2.00

	Total
Budgeted Capital Expenditures - In Millions:
Utica - Operated	$400	$430
Utica - Non-Operated	$125	$140
Southern Louisiana	$20	$25

Total Budgeted E&P Capital Expenditures	$545	$595

Budgeted Leasehold Expenditures - In Millions:	$85	$95

Net Wells Drilled
Utica - Operated	28	32
Utica - Non-Operated	4	6

Total	32	38

Net Wells Turned-to-Sales
Utica - Operated	42	46
Utica - Non-Operated	7	9

Total	49	55

Firm Transportation & Commitments Update

Gulfport currently has executed agreements to transport and/or sell 787 BBtu per day of the Company’s gross Utica Shale gas production by year-end 2015, with the expected project online dates aligning with the Company’s anticipated 2015 growth profile. Mr. Moore comments, “We were an early mover in securing firm commitments to price our products at attractive markets, which has served to be key during this commodity environment. During 2015, we estimate approximately 90% of Gulfport’s expected Utica gas production is being sold at premium pricing points at a projected cost of $0.59 per MMbtu. We believe our firm agreements, combined with our active hedging program, will provide us attractive realizations on our Utica Shale natural gas production.”

Mammoth Contribution

During the fourth quarter of 2014, Gulfport contributed its investments in Stingray Pressure Pumping LLC, Stingray Logistics LLC, Bison Drilling and Field Services LLC and Muskie Proppant LLC to Mammoth, in exchange for a 30.5% limited partner interest in this newly formed limited partnership. Gulfport’s fourth quarter 2014 and full-year 2014 financial statements include a non-cash gain of $84.5 million recognized from their contribution of these investments to Mammoth. Mammoth has filed a registration statement on Form S-1 with the SEC in connection with a contemplated initial public offering, which it intends to pursue in 2015 subject to market conditions.

Thailand Asset Impairment

In the fourth quarter of 2014, the Company reviewed its investment in Tatex III and made the decision to allow the concession to expire in 2015. As such, the Company fully impaired the asset which resulted in a loss of $12.1 million, effectively writing the investment to zero, which is reflected in fourth quarter 2014 financial results. The Company continues to hold its investment in Tatex II. While the investment in Tatex II has a carrying value of zero as the investment has paid out, the Company continues to receive periodic distributions from Tatex II and expects to continue to receive distributions in the future.

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will hold a conference call on Thursday, February 26, 2015 at 8:00 a.m. CST to discuss its fourth quarter and full-year 2014 financial and operational results and to provide an update on the Company’s recent activities.

Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 877-291-1287 or 973-409-9250 for international callers. The passcode for the call is 60445680. A replay of the call will be available for two weeks at 855-859-2056 or 404-537-3406 for international callers. The replay passcode is 60445680. The webcast will be archived on the Company’s website and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 25% interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activities before changes in operating assets and liabilities. Adjusted net income available is a non-GAAP financial measure equal to pre-tax net income less gain from hedge ineffectiveness and gain from contribution of equity investments to Mammoth and income (loss) in connection with Gulfport’s equity interest in Diamondback, plus loss on Thailand asset impairment. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA, adjusted net income, and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

Paul Heerwagen

pheerwagen@gulfportenergy.com

405-242-4888

Jessica Wills

jwills@gulfportenergy.com

405-242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(In thousands, expect share data)		(In thousands, expect share data)
Revenues:
Oil and condensate sales	$47,730	$57,078	$247,381	$224,129
Gas sales	190,215	2,001	329,254	21,015
Natural gas liquids sales	30,073	9,253	94,127	17,081
Other income (expense)	(321)	(265)	504	528

	267,697	68,067	671,266	262,753

Costs and expenses:
Lease operating expenses	15,999	8,356	52,191	26,703
Production taxes	5,235	6,552	24,006	26,933
Midstream gathering and processing	27,204	5,090	64,467	11,030
Depreciation, depletion and amortization	80,151	37,066	265,431	118,880
General and administrative	9,458	7,948	38,290	22,519
Accretion expense	192	188	761	717
(Gain) loss on sale of assets	—	(59)	(11)	508

	138,239	65,141	445,135	207,290

INCOME FROM OPERATIONS:	129,458	2,926	226,131	55,463

OTHER (INCOME) EXPENSE:
Interest expense	11,993	8,125	23,986	17,490
Interest income	(28)	(86)	(195)	(297)
Litigation settlement	—	—	25,500	—
Gain on contribution of investments	(84,470)	—	(84,470)	—
Loss (Income) from equity method investments	24,133	(50,418)	(139,434)	(213,058)

	(48,372)	(42,379)	(174,613)	(195,865)

INCOME BEFORE INCOME TAXES	177,830	45,305	400,744	251,328

INCOME TAX EXPENSE	67,757	21,027	153,341	98,136

NET INCOME	$110,073	$24,278	$247,403	$153,192

NET INCOME PER COMMON SHARE:

Basic net income per share	$1.29	$0.30	$2.90	$1.98

Diluted net income per share	$1.28	$0.30	$2.88	$1.97

Basic weighted average shares outstanding	85,565,644	81,591,287	85,445,963	77,375,683

Diluted weighted average shares outstanding	85,996,137	82,030,579	85,813,182	77,861,646

GULFPORT ENERGY CORPORATION

RECONCILIATION OF EBITDA AND CASH FLOW

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(In thousands)		(In thousands)

Net Income	$110,073	$24,278	$247,403	$153,192
Interest expense	11,993	8,125	23,986	17,490
Income tax expense	67,757	21,027	153,341	98,136
Accretion expense	192	188	761	717
Depreciation, depletion and amortization	80,151	37,066	265,431	118,880

EBITDA	$270,166	$90,684	$690,922	$388,415

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(In thousands)		(In thousands)

Cash provided by operating activity	$123,498	$50,035	$409,873	$191,065
Adjustments:
Changes in operating assets and liabilities	(4,934)	(10,378)	(23,128)	(20,269)

Operating Cash Flow	$118,564	$39,657	$386,745	$170,796

GULFPORT ENERGY CORPORATION

RECONCILIATION OF ADJUSTED NET INCOME

(Unaudited)

Three Months Ended December 31,
2014
(In thousands)

Pre-tax net income	$177,830
Adjustments:
Gain from hedge ineffectiveness	(98,099)
Diamondback loss on equity investment	9,646
Mammoth gain on contribution of equity investment	(84,470)
Thailand asset impairment	12,148

Pre-tax net income excluding adjustments	$17,055

Tax expense excluding adjustments	6,401

Adjusted net income	$10,654

Adjusted net income per common share:

Basic	$0.12

Diluted	$0.12

Basic weighted average shares outstanding	85,565,644

Diluted weighted average shares outstanding	85,996,137

GULFPORT ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Twelve Months Ended December 31,
	2014	2013
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$142,340	$458,956
Accounts receivable - oil and gas	103,858	58,824
Accounts receivable - related parties	46	2,617
Prepaid expenses and other current assets	3,714	2,581
Deferred tax asset	—	6,927
Short-term derivative instruments	78,391	324
Note receivable - related party	—	875

Total current assets	328,349	531,104

Property and equipment:
Oil and natural gas properties, full-cost accounting, $1,465,538 and $1,020,835 excluded from amortization in 2014 and 2013, respectively	3,923,154	2,477,178
Other property and equipment	18,344	11,131
Accumulated depletion, depreciation, amortization and impairment	(1,050,879)	(784,717)

Property and equipment, net	2,890,619	1,703,592

Equity investments	369,581	440,068
Derivative instruments	24,448	521
Other assets	19,396	17,851

Total other assets	413,425	458,440

Total assets	$3,632,393	$2,693,136

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$371,410	$190,707
Asset retirement obligation - current	75	795
Short-term derivative instruments	—	12,280
Deferred tax liability	27,070	—
Current maturities of long-term debt	168	159

Total current liabilities	398,723	203,941

Long-term derivative instruments	—	11,366
Asset retirement obligation - long-term	17,863	14,288
Deferred tax liability	203,195	114,275
Long-term debt, net of current maturities	716,316	299,028

Total liabilities	1,336,097	642,898

Commitments and contingencies	—	—

Preferred stock, $.01 par value; 5,000,000 authorized, 30,000 authorized as redeemable 12% cumulative preferred stock, Series A; 0 issued and outstanding	—	—

Stockholders’ equity:
Common stock - $.01 par value, 200,000,000 authorized, 85,655,438 issued and outstanding in 2014 and 85,177,532 in 2013	856	851
Paid-in capital	1,828,602	1,813,058
Accumulated other comprehensive loss	(26,675)	(9,781)
Retained earnings	493,513	246,110

Total stockholders’ equity	2,296,296	2,050,238

Total liabilities and stockholders’ equity	$3,632,393	$2,693,136